EXHIBIT 2.3

                     FIRST AMENDMENT TO MANAGEMENT AGREEMENT

     THIS AMENDMENT is made as of the _____ day of November, 1997, by and between ACCESS SOLUTIONS INTERNATIONAL, INC., a Delaware corporation having an address at 650 Ten Rod Road, North Kingstown, Rhode Island 02852 (the "Manager") and PAPERCLIP SOFTWARE, INC., a Delaware corporation having an address at Three University Plaza, Hackensack, New Jersey 07601 (the "Owner").

                          W I T N E S S E T H     T H A T:

     WHEREAS, Owner and Manager executed and delivered a certain Management Agreement dated as of April 15, 1997 (the "Management Agreement), pursuant to which Manager is managing the day-to-day operations of Owner pending the acquisition of substantially all of the assets of Owner by Manager; and

     WHEREAS, Owner and Manager had previously entered into an Asset Purchase Agreement dated as of April 15, 1997 ("Asset Purchase Agreement"), pursuant to which Manager would acquire substantially all of the assets of Owner; and

     WHEREAS, Owner and Manager are entering into an Agreement and Plan of Merger of even date ("Merger Agreement"), which will supersede and replace the Asset Purchase Agreement; and

     WHEREAS, the parties hereto now desire to change references to the Asset Purchase Agreement in the Management Agreement to refer to the Merger Agreement, and to change all references to the purchase and sale of the Business or of the assets of Owner, and all similar and related concepts in the Management Agreement, to refer to a merger of a wholly-owned subsidiary of Manager with and into Owner, with Owner remaining as the surviving corporation.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. All references to the "Purchase Agreement" in the Management Agreement shall be deemed to refer to the Merger Agreement.

     2. Section 4.3 of the Management Agreement is hereby amended by inserting the following clause at the end thereof:

     "; provided, however, that if the Merger Agreement is terminated due to the failure of the condition contained in Section 8.11 of the Merger Agreement, then the Management Fee, the Out-of-Pocket Expenses and the Advances and any interest thereon will not be due and payable until the earlier of: (i) May 31, 1998, (ii) a sale of substantially all of the Owner's assets or greater than 50% of its common stock or (iii) a merger of Owner. Owner hereby grants to Manager a security interest in all of Owner's assets to secure all amounts due to Manager under this Management Agreement."

     3. The  reference  to Article XII of the  Purchase  Agreement  contained in
Section 7.1 of the Management Agreement is hereby amended to refer to Article X of the Merger Agreement.

     4. Except as modified and amended hereby, the Management Agreement shall remain in full force and effect and is in all other respects ratified and confirmed.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year indicated above.

                                          MANAGER:

                                          ACCESS SOLUTIONS INTERNATIONAL,
                                          INC.

                                          By:  ________________________________
                                               Robert H. Stone, President and
                                                 CEO

                                          OWNER:

                                          PAPERCLIP SOFTWARE, INC.


                                          By:  _________________________________
                                              William Weiss, Chief Executive
                                                Officer